SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): September 3, 1997
                        Commission File Number: 0-14096


                             FORELAND CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                            87-0422812
     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)           Identification No.)


          12596 W. BAYAUD AVENUE
      SUITE 300, LAKEWOOD, COLORADO                   80228
     (Address of Principal Executive                (Zip Code)
                 Offices)

              Registrant's Telephone Number, including Area Code:
                               (303) 988-3122


                                    N/A
     (Former name, former address, and formal fiscal year, if changed since last report)






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                             ITEM 5.  OTHER EVENTS
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Foreland Corporation ("Foreland") announced on September 3, 1997, significantly improved operating results and financial condition through the second fiscal quarter ended June 30, 1997.

Revenues for the six months ending June 30, 1997, increased over 90% to $1,326,959 as compared to the same period last year of $692,566. Revenues for 2nd Quarter 1997 compared to 2nd Quarter 1996, increased 66% to $626,711. Foreland's net loss, before preferred stock dividends, of $311,000 for the second quarter was 60% lower than the $508,885 reported in the second quarter in the previous year. The second quarter 1997 net loss applicable to the Company common shareholders was $0.06 per share as compared to $0.33 per share during the quarter ended June 30, 1996.

Management of Foreland is very pleased with these second quarter results and believes that the Company is continuing a four year trend of significant growth in revenues as a result of increasing oil production from its Nevada fields.
In other news, Foreland also announced that preparations for the enhanced oil recovery (EOR) program at Eagle Springs field are now accelerating. The Company has received favorable results from test runs on the Eagle Springs crude which indicates that the EOR program should perform as expected. A recovery forecast based on the Eagle Springs field oil and reservoir properties indicates 8.8 million net barrels of additional oil can be expected from the EOR program.

Foreland's management believes that its EOR program at Eagle Springs field is a low risk method to add significant reserves, increase production, and enhance cash flow at very low cost, with an anticipated equipment and facilities cost of $3 million, management believes that Foreland can add reserves at a cost of $0.35 to $0.40 per barrel, less than 10% of the industry average.

Foreland is awaiting a temporary permit from Nevada to begin an injection test. Equipment will be sized and ordered based on the results of the pilot program.




                              FINANCIAL HIGHLIGHTS

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                          THREE MONTHS                 SIX MONTHS
                         ENDED JUNE 30TH            ENDED JUNE 30TH
                        1997         1996          1997          1996

Revenue               $626,711      $376,858     $1,326,959     $  692,566
Operating loss        (308,765)     (486,880)      (532,981)    (1,251,389)
Net loss              (311,992)     (508,885)      (528,689)    (1,318,458)
Net loss per common
share                   (0.06)        (0.33)       (0.11)        (0.50)
Weighted average
number of shares
outstanding          7,342,500     4,891,800     7,296,100     4,890,300


CONSOLIDATED BALANCE SHEETS


                                             JUNE 30, 1997   DEC. 31, 1996
                                               (Unaudited)
                                            --------------   --------------
Current Assets                                  $1,367,752      $3,198,703
Property and equipment, net                      8,165,506       7,411,412
Other assets                                       154,161         150,342
                                                ----------     -----------
     Total assets                               $9,687,419     $10,760,457


Current liabilities:                              $537,608         857,845
Long-term debt                                     765,575       1,018,247
Stockholders' equity                             8,384,236       8,884,365
                                                ----------     -----------
Total liabilities and stockholders' equity      $9,687,419     $10,760,457




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                                   SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 1997

                                          FORELAND CORPORATION



                                          By /s/ N. Thomas Steele, President